SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                           Date of Report: May 5, 2000


                                TRUDY CORPORATION
                                 353 Main Avenue
                           Norwalk, Connecticut 06851


                           Commission File No. 0-16056
                      Incorporated in the State of Delaware
                      Federal Identification No. 06-1007765


                            Telephone: (203) 846-2274

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                              ITEM 5. OTHER EVENTS.

The Registrant announced on May 4, 2000 that Janex International, Inc. entered into an agreement to acquire control of the Registrant through the purchase of Common Stock of the Registrant beneficially owned by the Burnham Family. See attached Exhibit 1.




                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               TRUDY CORPORATION

Date: May 5, 2000                       By /s/ WILLIAM W. BURNHAM
                                        -------------------------------------
                                               William W. Burnham, President

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                                                                       EXHIBIT 1


                                            May 4, 2000
                                            FOR IMMEDIATE RELEASE
                                            Contact: William T. Carney
                                            Telephone: 203-846-2274
                                            Facsimile:  203-846-1776

TRUDY ANNOUNCES THAT MAJORITY SHAREHOLDERS WILL SELL SHARES TO JANEX
INTERNATIONAL

Norwalk, Connecticut, May 4, 2000 - Trudy Corporation announced today that Janex International, Inc. has entered into a definitive stock purchase and sale agreement to acquire control of the Corporation through the purchase of Common Stock of the Corporation beneficially owned by the Burnham Family, amounting to 182,412,000 shares or 52% of the issued and outstanding Common Stock of the Corporation. Consideration for the purchase will be 920,000 shares of Janex Common Stock, valued for purposes of the transaction at $2.00 per share, representing an aggregate value of $1,840,000. Indebtedness owed by the Corporation to the Burnham Family in the amount of approximately $1.5 million will be paid at the closing through the issuance of additional Janex shares, also valued at $2.00 per share. If the market price of Janex Common Stock is not at least $2.00 at the closing and does not achieve such price within 24 months thereafter, Janex will issue additional shares with regard to the 920,000 shares and the shares representing payment of the indebtedness owed to the Burnham Family. Furthermore, Janex has agreed to pay $650,000 in cash to two members of the Burnham Family in liquidation of additional debt of the Corporation.

Janex has also agreed to purchase the balance of Trudy Corporation's Common Stock owned by the minority shareholders on the same terms if the Corporation's share price is below an average of $0.01 per share over any four consecutive calendar weeks during the three month period prior to the one year anniversary of the closing. This transaction replaces at closing Trudy's obligations under the Global Merger Agreement, dated June 7, 1999, among the Corporation, Janex, Futech Interactive Products, Inc. and certain other parties.

The closing of the transaction is subject to the satisfaction of a number of conditions, including the completion of satisfactory due diligence by the Burnham Family and by Janex and the approval of Janex's stockholders, if required. The transaction is expected to close by July 31, 2000.

Trudy, which does business under the name Soundprints, publishes juvenile storybooks and audiocassettes which are sold in conjunction with contract manufactured educational toys to the retail and mail order markets.

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Becoming a member of the Janex family of publishing and allied Internet companies will allow Soundprints to expand its publishing programs into the fast growing supplemental education market. Its proprietary content whose copyrights are owned jointly by Soundprints and the Smithsonian Institution will now be able to be electronically distributed by Janex's OKIDS.com website to media centers of schools and libraries through an expanded publishing program of edutainment storybooks and teaching materials.

Trudy is traded on the OTCBB under the symbol TRDY.

This press release contains "forward-looking statements" (within the meaning of the Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. The Corporation's expansion into the supplemental education market could be adversely affected by several factors, including, but not limited to, the Corporation's and/or Janex's ability to fund their working capital needs, changes in the children's book publishing and supplemental education market, technological problems, general economic conditions, increases in costs, and other general competitive factors.

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